Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Xenith Bankshares, Inc.

Richmond, Virginia

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-197310, 333-185310 and 333-153118) of Xenith Bankshares, Inc. of our report dated March 6, 2015, relating to the consolidated financial statements, which appear in this Annual Report on Form 10-K for the year ended December 31, 2014.

Richmond, Virginia

March 6, 2015